UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 27, 2012

CHINA SHANDONG INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	333-147666	20-85456393
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

No. 2888 Qinghe Road

Development Zone Cao County

Shandong Province, 274400 China

(Address of principal executive offices

Registrant’s telephone number, including area code	(86) 530-3431658

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On March 2, 2012, China Shandong Industries Inc. a Delaware corporation (the “Company”), filed a Current Report on Form 8-K (the “Original Report”) to report under Item 1.01, Entry into a Material Definitive Agreement, and Item 2.03, Creation of a Direct Financial Obligation or an Obligation under an Off-Shore Balance Sheet Arrangement of a Registrant, in connection with the Company’s entering into a Facility Agreement dated February 27, 2012 (the “Loan Agreement”), pursuant to which an indirect wholly-owned subsidiary of the Company may borrow up to US$23,000,000. This Current Report on Form 8-K/A is being filed as an amendment and restatement to the Original Report for the purposes of including the Loan Agreement as an exhibit and clarifying and amending the disclosures made in the Original Report.

ITEM 1.01 Entry into a Material Definitive Agreement.

The information in Item 2.03 is incorporated in this Item 1.01 by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Shore Balance Sheet Arrangement of a Registrant

Pursuant to a US$23,000,000 Facility Agreement dated February 27, 2012 (the “Loan Agreement”) among Shandong Caopu Arts & Crafts Co. Ltd., an enterprise incorporated under the laws of the People’s Republic of China and an indirect, wholly owned subsidiary of the Company (the “Borrower”), Mr. Jinliang Li, the president and legal representative of the Borrower and the Chief Executive Officer and Director of the Company, Tianwei International Development Corporation, an Oregon corporation and a direct, wholly owned subsidiary of the Company (“TIDC”), Caopu Enterprise Limited, a British Virgin Islands entity and a majority shareholder of the Company (“CEL” and together with the Company and TIDC, the “Corporate Guarantors”), Standard Chartered Bank (Hong Kong) Limited (the “Arranger”), as the mandated lead arranger, security agent and agent for the financial institutions listed in Schedule 1 to the Facility Agreement (the “Lenders”), and Standard Chartered Bank (China) Limited, Qingdao Branch, as Account Bank (the “Bank”), the Lenders have agreed to loan to the Borrower up to US$23,000,000 during the period commencing on February 27, 2012 and ending 90 days thereafter (approximately May 27, 2012).

The loan will be guaranteed by Mr. Jinliang Li and the Corporate Guarantors and secured by all of the assets of the Company and TIDC according to the terms and conditions in a Pledge and Security Agreement to be entered into by and among the Company, TIDC and the Arranger, as well as the capital stock of the Company beneficially owned by CEL according to the terms and conditions in a Pledge Agreement to be entered into by and between CEL and the Arranger.

According to the Loan Agreement, all principal amount borrowed under the Loan Agreement should be repaid in full no later than the date (the “Termination Date”), thirty-six (36) months following the date of the first draw down of funds under the Loan Agreement (the “First Draw Down Date”) as follows: (i) 7.5% of the outstanding principal amount on each of the 6 month, 12 month, 18 month and 24 month anniversaries of the First Draw Down Date; (ii) 15% of the outstanding principal amount on the date 30 months from the First Draw Down Date; and (iii) the remaining 55% of the outstanding principal amount on the Termination Date.

All outstanding principal amount, accrued but unpaid interest and other amounts owed, if any, under the Loan Agreement are subject to mandatory repayment upon the occurrence of certain events prior to the Termination Date including, but not limited to, if a Qualifying Initial Public Offering does not occur within 24 months following the First Draw Down Date; CEL ceases to own at least 86% of, or otherwise control, the Company, or Mr. Jinliang Li ceases to own at least 51% of, or does not control, the Borrower. All outstanding principal amount, accrued but unpaid interest and other amounts owed, if any, under the Loan Agreement may be voluntarily prepaid by the Borrower, in whole or in part, but not less than US$750,000, commencing on the date 12 months after the First Draw Down Date, subject to, among other conditions, the Borrower should also pay to the Lenders a fee equal to the product of (i) 3%; multiplied by (ii) the principal amount being prepaid; multiplied by a fraction of which (a) the numerator equals the number of days from the date the prepayment amount is paid until the Termination Date, and (b) the denominator is 360.

Subject to certain increases in the interest rate of the outstanding principal amount upon the occurrence of certain events set forth in the Loan Agreement, the interest rate of all outstanding principal amount should be 8% per annum, with accrued but unpaid interest being paid quarterly.

The Borrower has agreed to pay the Lender a commitment fee in US Dollars computed at the rate of 2% per annum on the Lender's unused commitment amount for the time from the date of the Loan Agreement until 90 days thereafter.

The Borrower, TIDC, the Company, and CEL have made certain representations, warranties and covenants (including, but not limited to certain financial covenants) to the Lenders and have agreed to provide certain information to the Lenders, all as provided in the Loan Agreement. The Loan Agreement also contain certain events of default for certain events related to the Borrower and certain other related entities.

The foregoing descriptions of the Loan Agreement and certain other relevant documents are summaries and are qualified in their entirety by reference to the full text of such agreement, which is filed hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this report.

Exhibit No.	Description
10.1	Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2012

China Shandong Industries Inc.

By:	/s/ Jinliang Li
Name: Jinliang Li Title: Chief Executive Officer